Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

LeddarTech Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To Be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares or Pre-Funded Warrants(4)	457(a)	20,000,000	$0.28	$5,600,000	0.0001476	$826.56
	Equity	Common Shares issuable upon exercise of Pre-Funded Warrants(5)	457(a)	—	—	—		—

Carry-Forward Securities
Carry-Forward Securities	—	—	—	—		—		—
	Total Offering Amounts					$5,600,000		$826.56
	Total Fees Previously Paid(6)							$1,653.12
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	Registrant is filing a revised fee table to reflect the removal of the offering of Units, Purchase Warrants and Common Shares issuable upon exercise of Purchase Warrants that were included in Registrant’s Form F-1 initially filed with the Commission on August 19, 2024. The previously registered Common Shares and Pre-Funded Warrants are being offered separately and not as part of Units. No additional securities are being registered over the amounts reflected in the Filing Fee Table included as Exhibit 107 to the Registrant’s pre-effective Amendment No. 3 filed with the Commission on December 12, 2024 (“Prior Fee Table”) and therefore no additional fee is due.

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Previously estimated in the Prior Fee Table solely for the purpose of computing the registration fee under Rule 457(a) of the Securities Act, computed in accordance with Rule 457(c) under the Securities Act.

(4)	The Registrant may issue Pre-Funded Warrants to purchase Common Shares in lieu of Common Shares. The aggregate offering price of the Common Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the aggregate offering price of any Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of the Common Shares sold in the offering.

(5)	The Registrant may issue Pre-Funded Warrants to purchase Common Shares in lieu of Common Shares. The purchase price of each Pre-Funded Warrant will be the same as the purchase price for each Common Share, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(6)	Fees previously paid under a fee offset set forth in the Prior Fee Table.